Exhibit 99.1

Spine Injury Solutions, Inc. Reports Q2 2016 Financial Results and Reminds for Conference Call at 4:20 EDT Today

•	New Sr. VP of Sales & Marketing Appointed
•	Q2 First Third Party Direct Sale of New QVH v.3.0
•	Q2 YoY Net Loss Reduced, -$91,987 or -$.005 PS from vs Loss of -$250,184 or -$.013 PS
•	Q2 YoY Gross Margin Increased to 66% from 59%
•	Conference Call Dial-in info provided below

HOUSTON, August 11, 2016 – Spine Injury Solutions, Inc. (OTCQB: SPIN), a technology-driven, medical service, and healthcare solution company servicing the multi-billion dollar spine injury sector, reports Q2 2016 financial results and will hold an interactive video Investor conference call today Thursday, August, 11, 2016, at 4:20 p.m. (EDT) to discuss the Company's financial results for second quarter 2016 and provide an update on its current and future business initiatives. In addition, new Sr. VP of Sales & Marketing Dr. Matthew DeGaetano will be introduced.

Dr. Donovan, Chairman CEO stated, “Q2 was a busy quarter in transitioning SPIN’s wholly owned subsidiary Quad Video HALO, from a development company, to now include sales. I am happy to say by quarter’s end,we were successful in placing one QVH v.3.0 unit into service. This unit was recorded as a purchase, with an option to buy additional units in the Dallas/Ft. Worth metroplex.  This unit was placed with a seven doctor interventional pain management group.  This group has a total of four centers in the metroplex area.  A second unit was placed at a test site to explore the use of “per click” charges for QVH technology.

Donovan went on to say, “Also during the quarter, Management attended the Boston Bio Life Stem Cells / Regenerative Medicine Workshop in Boston as an exhibitor and cadaver lab participant. At the workshop, each of the attendees had the opportunity to work with the QVH 3.0 in real time on cadavers. Many of the attendees were representatives of multi-location practices.  The real-time feedback was positive with many leads now being followed up by our sales department.”

Results of Operations

Comparison of the three month period ended June 30, 2016 with the three month period ended June 30, 2015.

We recorded $892,926 in gross revenue for the three months ended June 30, 2016, offset by $358,142 of the expected settlement discount resulting in net revenue of $534,784.  For the same period in 2015, gross revenue was $1,083,138, offset by $514,965 of the expected settlement discount, resulting in net revenue of $568,173.  The decrease in revenue is attributed to lower sales volume during the quarter, primarily in the San Antonio market. We are currently providing technology and funding services with five spine injury diagnostic centers in the United States, which are located in Houston, Texas; Odessa, Texas; Tyler, Texas; Dallas, Texas and El Paso, Texas.  Additionally, we recorded our first sale of a Quad Video Halo unit for $60,000.

Service cost was $184,789 for the three months ended June 30, 2016 compared to $232,541 for the same period in 2015.  The decrease is due mainly to lower volume.

During the three months ended June 30, 2016, we incurred $414,419 of operating, general and administrative expenses compared to $479,236 for the same period in 2015. The decrease is attributable to decreases in (i) consulting expenses of approximately $34,000, (ii) marketing costs of approximately $10,000, (iii) legal costs of approximately $14,000, (iv) travel expenses of approximately $17,000 (v) amortization costs of $5,000, coupled with an increase of approximately $12,000 in bad debt costs and other net general and administrative expenses of approximately $3,000.

During the three months ended June 30, 2016, we incurred $13,698 of research and development expenses compared with the $93,530 for the same period in 2015.  The higher cost in 2015 is attributable to the engineering and testing fees paid to verify the Quad Video Halo (“QVH”) meets the professional testing requirements for medical equipment to be used in hospitals, surgery centers, and other healthcare facilities. Similar testing was not required in 2016. We continually improve and refine the QVH resulting in additional expense.

As a result of the foregoing, we had net loss of $91,987 for the three months ended June 30, 2016, compared to a net loss of $250,184 for the three months ended June 30, 2015.

Conference Call Details

Conference Call: An investor's conference call with management will be held on Thursday, August 11, at 4:20 p.m. (EDT). The call will be video WebCast with a short live Power Point Presentation followed by Q & A.  The call may be accessed either by phone alone, which will not allow asking questions, or by phone and/or VOIP with headset after internet log-in with an on screen provided Audio Pin # which will allow verbally asking questions.  Questions can also be typed into an online chat screen at any time during the presentation or Q & A period.

Access to the Call:  To use the internet link, you must register prior to access. So we suggest you complete the registration and get your log-in information in advance of the start of the presentation.  You can register at any time. As mentioned above, the call is Thursday, August 11, at 4:20 p.m. (EDT).

Click or paste the link below in your browser for registration and web access to the presentation and follow the online instructions:

https://attendee.gotowebinar.com/register/836574793530103042 Or if the above link doesn't work, please try the following:

http://www.joinwebinar.com     Webinar ID: 152-482-787

Telephone Dial-in and/or VOIP which provides Q&A: To ask a question using your telephone, you must be online at the presentation website during the internet presentation where a unique Audio PIN # will be provided to you on screen after you log-in to the presentation console.  You must use the pin to hear the call on the phone. During the presentation, all will be muted until the Q&A portion. Questions can be asked by typing in the question in the provided questions link on the provided console at any time during the presentation and will be answered during the Q&A.

The Q & A will be moderated, but without an operator, and will be open to all questions after the formal presentations.  Review this short YouTube tutorial video for pointers on how to use the Webinar Features. (This is just a demo. Do not use the numbers or codes on this demo. Use what is provided above.)

YouTube webinar instructions: http://youtu.be/n7b1VHDwwD4

If you use the telephone, but are NOT also online, you will be able to hear the presentation plus Q & A, but will remain in "listen only" mode for the duration of the call.

Conference Dial-in Number:  1 (562) 247-8422
Participant Access Code:  913-582-427

Conference Play Back:  A video replay of the conference call presentation will be available several hours after the completion of the call at the company website:

http://www.spinepaininc.com/investor-information.php

About Spine Injury Solutions, Inc:

We are a medical services and technology company facilitating diagnostic services for patients who have sustained spine injuries. We deliver turnkey solutions to spine surgeons, orthopedic surgeons and other healthcare providers that provide necessary and appropriate treatment of musculo-skeletal spine injuries. Our technology and financial services help reduce the financial burden on healthcare providers that provide patients with early-stage diagnostic testing and non-invasive surgical care, preventing many patients from being unnecessarily delayed or inhibited from obtaining needed treatment. We believe that our services and technology brings strong transparency and impartiality to all parties involved.

Additional information about the company, along with a video replay of most recent Investor Conference Call can be found at its website at www.spineinjurysolutions.com.

About Quad Video HALO, Inc.:

In addition, we are the owners and developers of the Patented and CE Certified Quad Video HALO™ and HALO Rx™, a Highly Scalable Video Integrated Operating Room Technology that Meets the Demands of Medical Practices and Major Hospital Systems using our latest VideoTeleShare hardware/software advancement in providing video transparency to both Invasive and Minimally Invasive medical procedures.

Additional information about QVH, can be found at its website at www.QuadVideoHalo.com

Forward-Looking Statements: This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, healthcare services demands, changes in healthcare practices, government regulation, and other factors over which the company has little or no control. The company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the company's recent filings with the SEC.

Company Contact

Dr. William F. Donovan
Chairman, President & CEO
Spine Injury Solutions, Inc.
713-521-4220